EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Entegris, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑160212 and 333-105962) on Form S-3 and registration statements (Nos. 333-167178, 333-127599, 333-53382, 333-203789, 333-203790 and 333-211444) on Form S-8 of Entegris, Inc. of our reports dated February 17, 2017, with respect to the consolidated balance sheets of Entegris, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016 and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appears in the December 31, 2016 Annual Report on Form 10‑K of Entegris, Inc. and subsidiaries.
/s/ KPMG LLP

Minneapolis, Minnesota
February 17, 2017